Exhibit 8.1

Direct Dial: 804.420.6000

April 13, 2018

Parkway Acquisition Corp.

101 Jacksonville Circle

Floyd, VA 24091

Great State Bank

1422 U.S. Highway 421

Wilkesboro, North Carolina 28697

Re:	Federal Income Tax Opinion Issued to Parkway Acquisition Corp. and Great State Bank in Connection with the Merger of Great State Bank with and into Skyline National Bank

Ladies and Gentlemen:

You have requested our opinion with respect to certain United States federal income tax matters related to the proposed merger (the “Merger”) of Great State Bank, a North Carolina banking corporation (“GSB”), with and into Skyline National Bank, a national banking association (“Skyline”) and wholly-owned subsidiary of Parkway Acquisition Corp., a Virginia corporation (“Parkway”), with Skyline surviving, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of March 1, 2018, between GSB, Parkway and Skyline (the “Agreement”). We have acted as counsel to Parkway and Skyline in connection with the proposed Merger. All capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

FACTS:

In connection with the opinions rendered below, we have reviewed and relied upon (i) the Agreement; (ii) the Proxy Statement of Parkway and GSB contained in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Registration Statement”); and (iii) such other documents as we have deemed necessary or appropriate for purposes of this opinion letter (the documents referred to in clauses (i), (ii), and (iii) above, the “Merger Documents”). With respect to various factual matters material to our opinions, we have relied

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Parkway Acquisition Corp.

Great State Bank

April 13, 2018

upon the factual representations set forth in the Merger Documents and in the certificates of GSB and Parkway (the “Certificates”). We have assumed the correctness of the factual matters contained in the Merger Documents and the Certificates and have made no independent investigation for the purpose of confirming that such factual matters are correct.

We have assumed that: (i) all signatures on all documents submitted to us are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as copies are accurate, all information submitted to us is accurate and complete, and all individuals are competent; (ii) the Merger and the other transactions specified in the Agreement will be consummated as contemplated in the Agreement, without waiver of any material provision thereof; (iii) the Merger will be reported by GSB and Parkway on their respective income tax returns in a manner consistent with the opinions set forth below; and (iv) the Certificates are true and accurate in all material respects as of the Effective Time of the Merger. If any such assumption is untrue for any reason, or if the Merger and the other transactions specified in the Agreement are not consummated in accordance with the provisions of the Merger and as described in the Registration Statement, our opinions set forth below may be adversely affected and may not be relied on.

OPINION:

Based solely upon the documents and assumptions set forth above, conditioned upon the initial and continuing accuracy of the factual representations set forth in the Certificates as of the date hereof and as of the Effective Time of the Merger and subject to the limitations set forth herein and the assumptions, limitations and qualifications set forth in the Registration Statement, it is our opinion that the Merger will be treated as a reorganization qualifying under the provisions of Section 368(a) of the Code. In addition, subject to the limitations, qualifications, exceptions, and assumptions set forth therein, the discussion contained in the Registration Statement under the caption “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES,” insofar as it presents legal conclusions with respect to matters of United States federal income tax law, accurately sets forth the material United States federal income tax consequences of the Merger.

We do not express an opinion with respect to the effect of any state or local income tax laws or any other U.S. federal or state law. Additional issues may exist that could affect the U.S. federal income tax treatment of the Merger, and this opinion letter does not consider or provide a conclusion with respect to any such additional issues. Our opinions are limited to the matters expressly stated herein, and no further opinion is implied or may be inferred beyond such matters.

In rendering our opinions, we have considered the applicable provisions of the Code and its legislative history, the Treasury regulations promulgated thereunder (the “Regulations”), judicial

Parkway Acquisition Corp.

Great State Bank

April 13, 2018

decisions, and current administrative rulings and practices of the Internal Revenue Service, all as in effect on the date of this opinion letter. These authorities may be amended or revoked at any time with or without retroactive effect. We assume no obligation to update or modify this opinion letter to reflect any developments that may occur after the date of this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the captions “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” and “LEGAL MATTERS” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Without our prior written consent, this opinion letter may not otherwise be distributed to any other person, filed with any other government agency or quoted in any other document.

/s/ WILLIAMS MULLEN